Exhibit 99.1

Record Sales Lead to 11% Growth in Operating Profit for Sealed Air

SADDLE BROOK, N.J., Wednesday, October 22, 2003 – Sealed Air Corporation (NYSE:SEE) reported today that net sales increased 10% and operating profit increased 11% in the third quarter of 2003 compared to the third quarter of 2002.

Diluted earnings per common share were $0.41, which included a $0.27 per common share charge due to the previously announced redemption of the Company’s Series A convertible preferred stock during the third quarter of 2003, discussed below.  Diluted earnings per common share were $0.62 in the third quarter of 2002.

Commenting on the Company’s operating performance in the quarter, William V. Hickey, President and Chief Executive Officer, stated:

“Net sales surpassed $900 million in a quarter for the first time in our history, which led to a significant increase in operating profit in the third quarter.  Our results reflect the strength of Sealed Air’s employees and our business around the world.  We continued to benefit from the favorable effect of foreign currency translation, but even without this positive effect, we delivered growth in our business in every region.  Our case ready and vertical pouch packaging businesses continued to help drive strong growth in net sales and operating income in our food packaging segment.”

Company and Segment Sales for the Third Quarter

•                  Net sales increased 10% to $908.7 million compared to $825.8 million for the third quarter of 2002.  The increase in net sales was due to the favorable effect of foreign currency translation, favorable changes in product price/mix and higher unit volumes for certain products.  Foreign currency translation had a favorable impact of $39.7 million in the quarter.  Excluding the positive effect of foreign currency translation, net sales would have increased 5%.

•                  Net sales of the food packaging segment increased 13% to $568.7 million compared to $502.9 million in 2002.  The increase in net sales was due to the favorable effect of foreign currency translation, favorable changes in product price/mix and higher unit volumes for certain products.  Foreign currency translation had a favorable impact on this segment of $27.5 million.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 8%.

•                  Net sales of the protective and specialty packaging segment increased 5% to $340.0 million compared to $322.9 million in 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix.  Foreign currency translation had a favorable impact on this segment of $12.2 million.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 2%.

Financial Highlights for the Third Quarter

•                  Gross profit was $288.9 million or 31.8% of net sales compared to $264.1 million or 32.0% of net sales for the third quarter of 2002.

•                  Marketing, administrative and development expenses increased to $145.6 million compared to $136.7 million for the third quarter of 2002.  As a percentage of net sales, these expenses decreased to 16.0% compared to 16.6% in the third quarter of 2002.

•                  Operating profit was $143.3 million or 15.8% of net sales compared to $128.7 million or 15.6% of net sales in the third quarter of 2002.

•                  Interest expense increased to $42.5 million compared to $15.4 million in 2002 primarily due to $16.3 million in additional interest expense from the Company’s issuance of approximately $1.3 billion of senior notes and convertible senior notes in July 2003, accrued interest of $7.0 million on the cash portion of the previously reported asbestos settlement and $3.2 million from the Company’s issuance in April 2003 of $300 million of senior notes.

•                  Other income, net, was $3.2 million in 2003 compared to expense of $3.8 million in 2002.  The 2002 expense was primarily associated with legal and other fees for an action brought against the Company in the W. R. Grace bankruptcy proceeding that was resolved as part of the Company’s previously reported asbestos settlement in November 2002.  The increase in other income was primarily due to a decrease in Grace-related legal and other fees in 2003 compared to 2002.

•                  The Company’s effective tax rate was approximately 36.5% compared to 39.5% for the third quarter of 2002.  The Company expects the effective tax rate to be 36.5% for the full year 2003. The decrease in the effective tax rate is primarily due to improved tax efficiency resulting from a 2002 reorganization of the Company’s international subsidiaries.

•                  Net earnings were $66.1 million compared to $66.2 million for the third quarter of 2002 due to the factors noted above.

•                  As a result of the Company’s recapitalization, discussed below, dividends on the Series A convertible preferred stock decreased to $2.4 million compared to $13.3 million in the third quarter of 2002.  Since the Series A convertible preferred stock has been redeemed, no further dividends will be paid on those shares.

Report on the Company’s Recapitalization

In the third quarter, Sealed Air completed the redemption of the Company’s Series A convertible preferred stock, which was financed primarily by the issuance through private offerings in July 2003 of approximately $1.3 billion of senior notes and convertible senior notes.  The recapitalization contributes to the Company’s cash flow, as the net after-tax interest expense on the new debt is less than the dividends that would have been paid on the preferred stock.  Earnings per common share in future periods will no longer be diluted by the potential conversion of the Series A convertible preferred stock.  The Company expects its business to benefit from the extended maturities and lower costs of the new borrowing.

Outlook

Mr. Hickey made the following comment regarding Sealed Air’s outlook:

“With our recapitalization completed, our favorable third quarter operating results, and signs of global economic recovery, Sealed Air is on track to achieve our 2003 profit objectives.  We reaffirm our earnings expectation for the full year 2003 which we previously disclosed in our second quarter 2003 earnings release.”

The Company also reported that a definitive asbestos settlement agreement consistent with the terms of the previously announced November 2002 agreement in principle is expected to be completed shortly.

Website and Conference Call Information

Mr. Hickey and David H. Kelsey, Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s website at www.sealedair.com in the Investor Information section.  Listeners should go to the website prior to the call to register and to download and install any necessary audio software.  Prior to the call, supplemental financial and statistical information will also be posted on the Company’s website in the Investor Information section.  A replay of the webcast will also be available on the website.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 589-4298 (domestic) or (719) 457-0349 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, October 29, 2003 at 12:00 a.m. (ET).  For replay access dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 395426.

Business

Sealed Air is a leading global manufacturer of a wide range of food, protective and specialty packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Certain statements made by the Company in this press release may be forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “expects,” “intends,” “plans,” “estimates” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, including changes in economic, political, business and market conditions in the geographic areas in which the Company conducts business, factors affecting customers, interest and exchange rates, the success of new products, raw material and energy costs, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended September 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended September 30		% Increase	Nine Months Ended September 30		% Increase
	2003	2002	(Decrease)	2003	2002	(Decrease)

Net sales by business segment:
Food packaging	$568.7	$502.9	13	$1,605.8	$1,436.3	12
Protective and specialty packaging	340.0	322.9	5	991.3	921.9	8

Total net sales	908.7	825.8	10	2,597.1	2,358.2	10

Cost of sales	619.8	561.7	10	1,779.2	1,583.5	12

Gross profit	288.9	264.1	9	817.9	774.7	6

Marketing, administrative and development expenses	145.6	136.7	7	426.4	395.8	8

Restructuring and other credits	—	(1.3)	(100)	—	(1.3)	(100)

Operating profit	143.3	128.7	11	391.5	380.2	3

Interest expense	(42.5)	(15.4)	176	(91.4)	(48.7)	88

Other income (expense), net	3.2	(3.8)	(184)	4.7	(7.6)	(162)

Earnings before income taxes	104.0	109.5	(5)	304.8	323.9	(6)

Income taxes	37.9	43.3	(12)	111.3	131.2	(15)

Net earnings	$66.1	$66.2	—	$193.5	$192.7	—

Net earnings ascribed to common shareholders	$38.20	$59.09	(35)	$140.25	$161.77	(13)

Basic earnings per common share(1)	$0.45	$0.70		$1.66	$1.93

Diluted earnings per common share(1)	$0.41	$0.62		$1.50	$1.79

Weighted average number of common shares outstanding:
Basic	84.87	83.94		84.53	83.90

Diluted	93.92	107.56		93.56	107.84

(1)          See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information
SEALED AIR CORPORATION
Results for the periods ended September 30
(Unaudited)
(In millions, except per share data)
CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Basic EPS:
Numerator
Net earnings	$66.05	$66.20	$193.52	$192.75

Less: Excess of redemption price over book value of preferred stock(1)	(25.45)	—	(25.45)	—

Add: Excess of book value over repurchase price of preferred stock (2)	—	6.19	0.79	9.57

Less: Preferred stock dividends(1)	(2.40)	(13.30)	(28.61)	(40.55)

Net earnings ascribed to common shareholders - basic	$38.20	$59.09	$140.25	$161.77

Denominator

Weighted average number of common shares outstanding - basic	84.87	83.94	84.53	83.90

Basic earnings per common share	$0.45	$0.70	$1.66	$1.93

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$38.20	$59.09	$140.25	$161.77

Less: Excess of book value over repurchase price of preferred stock(2)	—	(6.19)	—	(9.57)

Add: Preferred stock dividends	—	13.30	—	40.55

Net earnings ascribed to common shareholders - diluted	$38.20	$66.20	$140.25	$192.75

Denominator

Weighted average number of common shares outstanding - basic	84.87	83.94	84.53	83.90

Effect of assumed issuance of asbestos settlement shares	9.00	—	9.00	—

Effect of assumed exercise of options	0.05	—	0.03	—

Effect of conversion of outstanding preferred stock	—	23.54	—	23.54

Effect of conversion of repurchased preferred stock	—	0.08	—	0.40

Weighted average number of common shares outstanding - diluted	93.92	107.56	93.56	107.84

Diluted earnings per common share(3)(4)	$0.41	$0.62	$1.50	$1.79

(1)          On July 18, 2003, the Company redeemed all of its outstanding shares of Series A convertible preferred stock at a redemption price of $51.00 per share and paid dividends accrued thereon from July 1, 2003 through July 17, 2003 in the aggregate amount of $2.40 million.  The $51.00 per share redemption price included a $1.00 per share premium amounting to $25.45 million in the aggregate.

(2)          The basic earnings per common share calculations for the nine months ended September 30, 2003 include $0.01 and, for the quarter and nine months ended September 30, 2002 include $0.07 and $0.11, respectively, per share gains attributable to the repurchase of preferred stock.  There was no such gain recognized for the quarter ended September 30, 2003, since no shares of preferred stock were repurchased during that quarter but rather redeemed at a premium on July 18, 2003 (see Note 1).

(3)          In calculating diluted earnings per common share, the weighted average number of common shares for the quarter and nine months ended September 30, 2003 assumes the issuance of nine million shares of common stock reserved for the asbestos settlement and the exercise of dilutive stock options, net of assumed treasury stock repurchases.  For the quarter and nine months ended September 30, 2002, the weighted average number of common shares assumes the effect of the weighted average conversion of repurchased shares of preferred stock and the effect of the assumed conversion of outstanding preferred stock.

(4)          For the purpose of calculating diluted earnings per common share for the quarter and nine months ended September 30, 2002, net earnings ascribed to common shareholders have been adjusted to exclude the gains attributable to the repurchase of preferred stock and to add back dividends attributable to such repurchased preferred stock, and the weighted average common shares outstanding have been adjusted to assume conversion of the shares of preferred stock repurchased during such periods in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Topic D-53 guidance.

Supplementary Information

SEALED AIR CORPORATION

September 30, 2003

(Unaudited)

(In millions of dollars)

Business Segment Information and Capital Expenditures

BUSINESS SEGMENT INFORMATION:

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002

Operating profit
Food Packaging	$97.9	$76.3	$259.4	$228.4
As a % of food packaging net sales	17.2%	15.2%	16.2%	15.9%

Protective and Specialty Packaging	54.3	56.4	156.0	165.5
As a % of protective and specialty packaging net sales	16.0%	17.5%	15.7%	18.0%

Total segments	152.2	132.7	415.4	393.9

Restructuring and other credits	—	1.3	—	1.3

Unallocated corporate operating expenses	(8.9)	(5.3)	(23.9)	(15.0)

Total	$143.3	$128.7	$391.5	$380.2
As a % of total net sales	15.8%	15.6%	15.1%	16.1%

Depreciation and amortization
Food Packaging	$27.4	$26.8	$82.4	$79.4
Protective and Specialty Packaging	15.5	14.4	46.9	44.3
Total	$42.9	$41.2	$129.3	$123.7

CAPITAL EXPENDITURES:
	September 30, 2003 (1)	December 31, 2002	September 30, 2002

Capital expenditures for property and equipment (year to date)	$76.8	$91.6	$58.9

(1) The amounts shown are unaudited and are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

Supplementary Information

SEALED AIR CORPORATION

September 30, 2003 and December 31, 2002

(Unaudited)

(In millions of dollars)

Condensed Consolidated Balance Sheets

	September 30, 2003(1)	December 31, 2002

ASSETS

Current assets:

Cash and cash equivalents	$511.2	$126.8

Notes and accounts receivable, net of allowances for doubtful accounts	588.7	546.8

Inventories	375.5	329.4

Other current assets	71.9	53.3

Total current assets	1,547.3	1,056.3

Property and equipment:
Land and buildings	506.4	477.3
Machinery and equipment	1,735.3	1,616.0
Other property and equipment	129.2	119.6
Construction-in-progress	88.9	79.6
	2,459.8	2,292.5
Less accumulated depreciation and amortization	1,447.0	1,279.5
Property and equipment, net	1,012.8	1,013.0

Goodwill	1,931.9	1,926.2

Other assets	298.0	265.3

Total Assets	$4,790.0	$4,260.8

(1) The amounts shown are unaudited and are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

	September 30, 2003(1)	December 31, 2002

LIABILITIES, PREFERRED STOCK & SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$34.2	$53.4

Current portion of long-term debt	2.0	2.0

Accounts payable	169.7	167.0

Asbestos settlement liability	512.5	512.5

Other current liabilities	364.8	332.0

Income taxes payable	87.9	85.9

Total current liabilities	1,171.1	1,152.8

Long-term debt, less current portion	2,460.7	868.0

Deferred income taxes	41.1	31.0

Other liabilities	87.8	69.0

Total Liabilities	3,760.7	2,120.8

Series A convertible preferred stock	—	1,327.0

Total Shareholders’ Equity	1,029.3	813.0

Total Liabilities, Preferred Stock and Shareholders’ Equity	$4,790.0	$4,260.8

(1) The amounts shown are unaudited and are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.